Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-145208 on Form S-3 of our reports dated February 27, 2009, relating to the financial statements of SCANA Corporation and the effectiveness of SCANA Corporation’s internal control over financial reporting (which reports (1) express an unqualified opinion on the financial statements, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2008.

/s/Deloitte & Touche LLP
Columbia, South Carolina
March 6, 2009